Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and among

TWIN RIVER WORLDWIDE HOLDINGS, INC.,

DOUBLE ACQUISITION CORP.

and

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

Dated as of July 22, 2018

i

	3.19	Opinion of Financial Advisor	30
	3.20	Vote Required	30
	3.21	Related-Party Transactions	30
	3.22	Insurance	30
	3.23	Environmental Matters	31
	3.24	Proxy Statement/Prospectus; Registration Statement	31
	3.25	No Additional Representations and Warranties	31

IV.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		32

	4.1	Organization, Standing and Power	32
	4.2	Parent Subsidiaries	32
	4.3	Authority; Execution and Delivery; Enforceability	32
	4.4	Capital Structure	33
	4.5	No Conflicts; Consents	34
	4.6	Financial Statements; Undisclosed Liabilities	34
	4.7	Absence of Certain Changes or Events	35
	4.8	Material Contracts	35
	4.9	Intellectual Property	36
	4.10	Certain Business Practices	38
	4.11	Takeover Laws	38
	4.12	Taxes	38
	4.13	ERISA Compliance; Excess Parachute Payments; Other Benefits Matters	39
	4.14	Labor and Employment Matters	40
	4.15	Litigation	41
	4.16	Compliance with Applicable Laws	41
	4.17	Brokers	41
	4.18	Issuance of Parent Common Stock	41
	4.19	Related-Party Transactions	41
	4.20	Insurance	42
	4.21	Environmental Matters	42
	4.22	Registration Statement; Proxy Statement/Prospectus	42
	4.23	Share Ownership	43
	4.24	No Additional Representations and Warranties	43

V.	COVENANTS RELATING TO CONDUCT OF BUSINESS		43

	5.1	Conduct of Business by the Company	43
	5.2	Conduct of Business by Parent	46

VI.	ADDITIONAL AGREEMENTS		47

	6.1	Preparation and Mailing of Proxy Statement/Prospectus; Registration Statement	47
	6.2	Company Stockholders Meeting; Company Recommendation	48
	6.3	Notification	49
	6.4	Confidentiality; Access to Information	49
	6.5	Non-Solicitation by the Company	49
	6.6	Gaming Filings; Efforts to Close	52
	6.7	Public Disclosure	54
	6.8	Takeover Laws	54
	6.9	Indemnification	55
	6.10	NYSE Listing	56
	6.11	Employee Matters	56
	6.12	Section 16 Matters	57
	6.13	Stockholder Litigation	57
	6.14	Obligations of Merger Sub	57
	6.15	Tax Matters	58
	6.16	Additional Agreements; Actions	58

VII.	CONDITIONS TO THE MERGER		59

	7.1	Conditions to Obligations of Each Party to Effect the Merger	59
	7.2	Additional Conditions to Obligations of Parent to Effect the Merger	59
	7.3	Additional Conditions to Obligations of the Company to Effect the Merger	60

VIII.	TERMINATION		61

	8.1	Termination	61
	8.2	Notice of Termination; Effect of Termination	63
	8.3	Fees and Expenses	63

IX.	GENERAL PROVISIONS		65

	9.1	Non-Survival of Representations and Warranties	65
	9.2	Notices	65
	9.3	Construction	66
	9.4	Headings; Table of Contents	67
	9.5	Mutual Drafting	67

9.6	Disclosure Schedules	67
9.7	Counterparts; Facsimile and Electronic Signatures	67
9.8	Entire Agreement; Third Party Beneficiaries	68
9.9	Amendment	68
9.10	Severability	68
9.11	Remedies; Specific Performance	68
9.12	Assignment	69
9.13	Applicable Law	69
9.14	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	69
9.15	WAIVER OF JURY TRIAL	69

EXHIBITS

Exhibit A — Company Certificate of Incorporation
Exhibit B — Company By-laws

Exhibit C — Designated Stockholders

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of July 22, 2018 by and among Twin River Worldwide Holdings, Inc., a Delaware corporation (“Parent”), Double Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (the “Company”).

RECITALS

A.                                    The Boards of Directors of Parent, Merger Sub and the Company have each approved a business combination transaction on the terms and subject to the conditions of this Agreement whereby (i) Merger Sub will merge with and into the Company (the “Merger”) and, upon the effectiveness of the Merger and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will cease to exist and the Company, as the surviving corporation in the Merger, will become a wholly owned Subsidiary of Parent, and (ii) Company Shares (as defined below) will be converted into the right to receive the Merger Consideration as set forth in Section 2.3(a);

B.                                    Simultaneously herewith, each director and named executive officer of the Company who is a holder of Company Shares has entered into a Voting Agreement (the “Voting Agreement”) with Parent pursuant to which he or she has agreed, among other things, to vote all such Company Shares in favor of the adoption of this Agreement; and

C.                                    The parties intend that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I.                                        DEFINITIONS

1.1                               Certain Defined Terms.  In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified in this Section 1.1 when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agency Litigation” has the meaning set forth in Section 6.6(b).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means any antitrust, competition or trade regulatory Law of any Governmental Entity.

“Blue Sky Laws” has the meaning set forth in Section 3.5(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York City are authorized by Law to be closed.

“Certificate” has the meaning set forth in Section 2.4(c).

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Class A Common Stock” means the Common Stock of the Company designated as Class A Common Stock.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.10, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Company Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.

“Company Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company or any of its Subsidiaries, (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of the outstanding Company Shares, (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), (d) any liquidation or dissolution of the Company or any material Subsidiary of the Company, or (e) any combination of any of the foregoing (in each case, other than any of the Transactions).

“Company Board” means the Board of Directors of the Company or any duly authorized committee thereof.

“Company Change of Recommendation” has the meaning set forth in Section 6.5(d).

“Company Charter Documents” has the meaning set forth in Section 3.1.

“Company D&O Policy” has the meaning set forth in Section 6.9(b).

“Company Director Plan” means any plan providing for the award or deferral of compensation to non-employee directors of the Company satisfied in Company shares.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employee” means any current, former or retired employee, officer or director of the Company or any of its Subsidiaries.

“Company Employee Plans” has the meaning set forth in Section 3.13.

“Company Employment Agreements” has the meaning set forth in Section 3.13.

“Company ERISA Affiliate” means the Company or any of its Subsidiaries or any entity that would be treated as a “single employer” with the Company or any of its Subsidiaries within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Company Insiders” has the meaning set forth in Section 6.12.

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Material Contracts” has the meaning set forth in Section 3.8(a).

“Company Pension Plans” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained, or contributed to, by the Company or any of its Subsidiaries or any Company ERISA Affiliate or with respect to which the Company or any of its Subsidiaries could have any direct or contingent liability.

“Company Preferred Stock” has the meaning set forth in Section 3.4(a).

“Company Recommendation” has the meaning set forth in Section 3.3(b).

“Company SEC Documents” has the meaning set forth in the preamble to Article III.

“Company Shares” means each share of common stock of the Company, including Common Stock and Class A Common Stock, whether or not such shares constitute Restricted Stock.

“Company Software Products” means all Software products developed and owned by the Company or any of its Subsidiaries that are (i) offered for license by the Company or its Subsidiaries or (ii) used in the conduct of their respective businesses.

“Company Stock Plan” means any plan providing for the award of Company Shares, or Share-denominated benefits, to employees of the Company or any of its Subsidiaries and the Company Director Plan.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Special Required Approval” means the adoption of this Agreement by the stockholders of the Company, other than the Designated Stockholders, holding at least a majority of all of the outstanding Company Shares held by stockholders of the Company other than the Designated Stockholders.

“Company Stockholders Meeting” has the meaning set forth in Section 6.2(a).

“Company Superior Offer” means a bona fide written Company Acquisition Proposal (for purposes of this definition, replacing all references in such definition to 10% with 50%) that the Company Board determines, in good faith, after consultation with outside legal counsel and a financial advisor is on terms that are more favorable to the Company’s stockholders than the Transactions (including any written offer by Parent to amend the terms of this Agreement) after taking into account all of the terms and conditions of such proposal and the financial, regulatory, legal and other aspects of such Company Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if applicable, of the Termination Fee.

“Company Systems” has the meaning set forth in Section 3.9(f).

“Consent Decree” has the meaning set forth in Section 6.6(d).

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Designated Stockholder” means the holders of Company Shares listed on Exhibit C.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, Orders, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location or (ii) any Environmental Law or any permit issued pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources or the health and safety of persons or property, including protection of the health and safety of employees, or (b) impose liability or responsibility with respect to any of the foregoing.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(b).

“Exchange Ratio” means, subject to Section 2.3(d), the quotient determined by dividing the Parent Allocation Shares by the Company Fully Diluted Shares (it being understood that the Exchange Ratio will be calculated to ensure that the Company’s stockholders receive an aggregate 7.225% stake of Parent), where:

•                  “Parent Fully Diluted Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted basis, including (i) the number of outstanding Parent Stock Options (as determined by the treasury method), (ii) vested restricted stock units of Parent, and (iii) all conditional performance stock units of Parent for which all conditions have been satisfied as of the Effective Time. For the avoidance of doubt, any unvested awards or awards that are outstanding immediately prior to the Effective Time will be excluded from the calculation of Parent Fully Diluted Shares.

•                  “Calculation Percentage” means the number obtained by dividing 0.07225 by 0.92775, which equals 0.07787658.

•                  “Company Fully Diluted Shares” means the total number of shares of Company Shares outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted basis, including any shares of Restricted Stock that are outstanding immediately prior to the Effective Time and including the number of Company Shares issuable under any option, warrant or other right (determined by the treasury method).

•                  “Parent Allocation Shares” means an amount equal to (i) the Parent Fully Diluted Shares multiplied by (ii) the Calculation Percentage.

“Excluded Shares” means the Company Shares to be canceled in accordance with Section 2.3(b).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gaming Approvals” means the approvals required by the applicable Gaming Regulators in Delaware.

“Gaming Filings” means the filings required by the applicable Gaming Regulators in the following states: (a) Rhode Island; (b) Mississippi (courtesy notice only); and (c) Colorado (courtesy notice only).

“Gaming Regulators” means the applicable gaming agencies providing the Gaming Requirements.

“Gaming Requirements” means the Gaming Approvals and the Gaming Filings.

“Governmental Entity” means any United States federal, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or byproducts or derivatives.

“Injunction” has the meaning set forth in Section 6.6(c).

“Insured Parties” has the meaning set forth in Section 6.9(b).

“Intellectual Property” means any and all intellectual property or proprietary rights throughout the world, including all (a) trademarks, service marks, trade names, Internet domain names, web sites, trade dress, logos, slogans, company names and other indicia of source (including any goodwill associated with each of the foregoing) and all registrations and applications for registration of the foregoing, (b) inventions (whether or not patentable or reduced to practice), patents and industrial designs, patent applications, patent disclosures and related know how and all continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith, (c) works of authorship (whether or not copyrightable), copyrights, copyrightable works, moral rights and mask works and all registrations and applications for registration of the foregoing, (d) Software, (e) trade secrets, know-how, technology, processes, designs, algorithms, methods, formulae, and other confidential and proprietary information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans), and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Intervening Event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (other than any event, fact or development or occurrence resulting from a material breach of this Agreement by the Company), that was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of the Agreement) and becomes known to the Company Board after the date of this Agreement and prior to the receipt of the Company Stockholder Approval and Company Special Required Approval as contemplated hereby; provided that in no event shall any event, circumstance, change, occurrence, development or effect to the extent resulting from or relating to any of the following give rise to an Intervening Event: (a) the receipt of any Company Acquisition Proposal, (b) the pendency, announcement of or compliance with the Transactions or this Agreement, (c) any change in the trading price or trading volume of Company Shares or shares of Parent Common Stock or any change in the Company’s or Parent’s, as applicable, credit rating, (d) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of or for the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof, or that Parent has failed to exceed or meet any projections, forecasts, revenue or earnings predictions or expectations of or for Parent or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof, (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC and Tax Law) or, in any such case, changes in the interpretation thereof after the date hereof, (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, currency or exchange rates, stock, bond and/or debt prices), or (g) any Stockholder Litigation (although, for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to clauses (c) and (d) relating to or causing such change or improvement or any Stockholder Litigation may be considered, along with the effects or consequences thereof).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means with respect to a party hereto, and any matter in question, the actual knowledge of the chief executive officer, the president, the chief financial officer or the general counsel of such party.

“Law” means any statute, law (including common law), ordinance, rule or regulation or any judgment, decree, Injunction or other Order.

“Liens” has the meaning set forth in Section 3.2(a).

“LT” means a letter of transmittal furnished by Parent to holders of Company Shares.

“Material Adverse Effect” means, with respect to any party hereto, any event, change, effect, development, condition or occurrence (each, an “Effect”), individually or in the aggregate with all other Effects, that is materially adverse on or with respect to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, other than any Effect to the extent (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which such party or its Subsidiaries operate generally or (b) resulting from or arising out of (i) the pendency or announcement of or compliance with the Transactions or this Agreement (including the loss of any customer, vendor, supplier or prospect or a reduction in the amount of business such customer, vendor or supplier does with such party or its Subsidiaries resulting from or arising out of the pendency or announcement of the Transactions or this Agreement), (ii) any departure or termination of any officers, directors, employees or independent contractors of such party or any of its Subsidiaries, (iii) any changes in GAAP, Law or accounting standards or interpretations thereof, (iv) any natural disasters or weather-related or other force majeure event, (v) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the failure of such party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any change in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (viii) any Stockholder Litigation, or (ix) any failure to obtain, or any denial or withdrawal of any application for, any license, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the Transactions, but only to the extent, in each of clauses (a), (b)(iii), (b)(iv) and (b)(v), that such event, change, effect, development, condition or occurrence does not affect such party and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business, industries or geographic region or territory in which such party and its Subsidiaries operate or would prevent or materially delay such party from consummating the Transactions or otherwise prevent or materially delay such party from performing its obligations under this Agreement, other than any delay due to the failure to obtain the license, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the Transactions.

“Measurement Date” has the meaning set forth in Section 3.4(a).

“Merger Consideration” has the meaning set forth in Section 2.3(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in the Recitals.

“Multiemployer Plan” means an employee benefit plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“Non-Disclosure Agreement” has the meaning set forth in Section 6.4.

“Notice Period” has the meaning set forth in Section 6.5(e).

“NYSE” means the New York Stock Exchange.

“Order” has the meaning set forth in Section 7.1(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” has the meaning set forth in Section 4.1.

“Parent Common Stock” means the common stock of Parent.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Employee Plans” means any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries, together with the Parent Pension Plans, any Parent “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Parent International Employee Plans and the Parent Employment Agreements.

“Parent Employment Agreements” means any employment, consulting, severance (other than standard severance agreements with employees entered into in the ordinary course of business consistent with past practice) or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law) between Parent or any of its Subsidiaries, on the one hand, and any current or former employee, executive officer or director of Parent or any of its Subsidiaries, on the other hand.

“Parent ERISA Affiliate” means Parent or any of its Subsidiaries or any entity that would be treated as a “single employer” with Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Parent Intellectual Property” means all Intellectual Property owned by Parent or any of its Subsidiaries.

“Parent International Employee Plan” means any Parent Employee Plan that is maintained outside of the United States and is not required by applicable Law.

“Parent Material Contracts” has the meaning set forth in Section 4.8.

“Parent Pension Plans” means all “employee pension benefit plans” as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is maintained, or contributed to, by Parent or any of its Subsidiaries or any Parent ERISA Affiliate or with respect to which Parent or any of its Subsidiaries could have any direct or contingent liability.

“Parent Software Products” means all Software products developed and owned by Parent or any of its Subsidiaries that are (i) offered for license by Parent or its Subsidiaries, or (ii) used in the conduct of their respective businesses.

“Parent Stock Options” has the meaning set forth in Section 4.4(a).

“Parent Systems” has the meaning set forth in Section 4.9(f).

“Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice, (c) arising from licenses of or other grants of rights to use Intellectual Property not incurred in connection with the borrowing of money, or (d) which does not and would not reasonably be expected to materially impair the continued use of any owned real property or leased real property.

“Person” means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Governmental Entity or other legal entity.

“Post-Merger Employees” has the meaning set forth in Section 6.11(b).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).

“Registration Statement” means the registration statement on Form S-4 (or similar successor form) in connection with the issuance of Parent Common Stock in the Merger, and any amendments or supplement thereto.

“Regulatory Condition” has the meaning set forth in Section 7.1(d).

“Related Person” means, with respect to any party, an employee, officer, director, holder of more than 5% of the equity securities of such party, partner or member of such party or of any of such party’s Subsidiaries and any member of his or her immediate family or any of their respective Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” of any Person means such Person’s accountants, consultants, legal counsel, financial advisors and agents and other representatives.

“Restricted Stock” means the restricted shares of Common Stock of the Company granted pursuant to the 2012 Stock Incentive Plan or any other Company Stock Plan or otherwise subject to a restricted stock grant agreement under such plan.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Information” has the meaning set forth in Section 6.12.

“Securities Act” means the United States Securities Act of 1933.

“Rights Agreement” has the meaning set forth in Section 3.3(b).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, and all software development tools, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, manuals, specifications and training materials relating to the foregoing.

“Stockholder Litigation” means direct or derivative litigation commenced or threatened by or on behalf of a stockholder of a party based upon, in whole or in part, the entry into this Agreement or the Voting Agreement or the Transactions.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity of any kind of which such Person (either alone or through or together with one or more of its Subsidiaries) (a) owns, directly or indirectly, 50% or more of the capital stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity or (b) otherwise owns, directly or indirectly, an amount of voting securities sufficient to elect at least a majority of the board of directors or other governing body of such legal entity.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax Return” means all federal, state, local, provincial and non-United States Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means taxes, governmental fees or like assessments or charges in the nature of a tax, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, non-United States, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Fee” means $3.0 million.

“Third Party Intellectual Property” has the meaning set forth in Section 3.9(b).

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

“Treasury Regulations” means the rules and regulations promulgated under the Code.

“Uncertificated Shares” has the meaning set forth in Section 2.4(c).

“Voting Agreement” has the meaning set forth in the Recitals.

“Voting Company Debt” has the meaning set forth in Section 3.4(a).

“Voting Parent Debt” has the meaning set forth in Section 4.4(a).

II.                                   PLAN OF MERGER

2.1                               The Merger.  (a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub will merge with and into the Company in the Merger.  As a result, in accordance with the DGCL, Merger Sub will cease to exist and the Company as the surviving corporation will remain as a wholly owned Subsidiary of Parent.  The Company as the surviving corporation in the Merger is referred to herein as the “Surviving Corporation.”

(b)                                 At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.2                               Effective Time; Closing Date; Organizational Documents; Directors and Officers.  (a) The closing of the Transactions (the “Closing”) will take place by the electronic or physical exchange of documents at 9:00 a.m. (local time) on the date that is the second Business Day after the date on which the conditions set forth in Article VII (other than those conditions which by their terms are to be satisfied or waived as of the Closing but subject to the satisfaction or waiver thereof) have been satisfied or waived, or at such other time, date or location to which the parties hereto may agree.  The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

(b)                                 On or before the Closing Date, the parties will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

(c)                                  At the Effective Time, the certificate of incorporation of the Company will be amended so as to read in its entirety as is set forth on Exhibit A and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to the obligations set forth in Section 6.9.

(d)                                 At the Effective Time, and without any further action on the part of the Company and Merger Sub, the by-laws of the Company will be amended so as to read in their entirety in the form as is set forth on Exhibit B and, as so amended, will be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law, subject to the obligations set forth in Section 6.9.

(e)                                  The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

2.3                               Effects of the Merger.  At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the foregoing, the following will occur:

(a)                                 Conversion of Company Shares.  Subject to Section 2.4 and, with respect to Restricted Stock, Section 2.6, all of the Company Shares that are outstanding as of the Effective Time, other than Excluded Shares, will automatically be converted into the right to receive fully paid and nonassessable shares of Parent Common Stock at the rate of a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio for each such Company Share (the “Merger Consideration”).

(b)                                 Parent-Owned Stock and Stock Held in Treasury.  Each Company Share held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned Subsidiary of the Company or of Parent immediately prior to the Effective Time will be canceled and retired without any conversion or consideration paid in respect thereof and will cease to exist.

(c)                                  Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and will become one newly issued, fully paid and non-assessable share of common stock in the Surviving Corporation.

(d)                                 Adjustments to Merger Consideration.  If, from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement in accordance with Article VIII, the issued and outstanding Company Shares or the securities convertible or exchangeable into or exercisable for shares of Company Shares or the issued and outstanding Parent Common Stock or the securities convertible or exchangeable into or exercisable for the underlying Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Common Stock or Company Shares), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Shares, then the Exchange Ratio and any other number or amount contained in this Agreement which is based upon the number of shares of Company Shares of Parent Common Stock, as the case may be, will be equitably adjusted to provide the holders of shares of Company Shares and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items, as so adjusted shall, from and after the date of such event, be the Exchange Ratio. Nothing in this Section 2.3(d) will be construed to permit the Company or Parent to take any action prohibited by the terms of this Agreement.

(e)                                  Fractional Shares.  No fraction of a share of Parent Common Stock will be issued to represent any fractional share interests in Parent Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) will, upon surrender by such holder of each Certificate held thereby, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the market price for Parent Common Stock as determined by calculating the average closing price per share of Parent Common Stock over the five-day period beginning five trading days immediately after the Effective Time.  The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

2.4                               Surrender of Certificates.  (a) Exchange Agent.  Prior to the Effective Time, Parent will appoint the Company’s transfer agent or another financial institution to act as the Exchange Agent in the Merger (the “Exchange Agent”).

(b)                                 Parent to Provide Merger Consideration.  At or prior to the Effective Time, Parent will deposit with the Exchange Agent, for conversion in accordance with this Article II, (i) the Certificates representing aggregate shares of Parent Common Stock issuable pursuant to Section 2.3, and (ii) cash in an amount sufficient for payment in lieu of fractional shares of Parent Common Stock to which holders of Company Shares may be entitled pursuant to Section 2.3(e) (collectively, the “Exchange Fund”).  In the event that the shares and/or cash in the Exchange Fund are insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent will promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full.  The Exchange Agent will deliver the Parent Common Stock and cash payments contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund as contemplated hereby.  Except as contemplated by this Section 2.4, the Exchange Fund will not be used for any other purpose.  Amounts of cash in the Exchange Fund will be invested by the Exchange Agent as directed by Parent; provided, however, that (i) no such investment or losses thereon will affect the Merger Consideration payable to the holders of Company Shares and (ii) such investments will be in obligations of or guaranteed by the United States of America of any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available).  Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent.

(c)                                  Exchange Procedures.  As soon as reasonably practicable after the Effective Time (but no later than three Business Days thereafter), Parent will cause the Exchange Agent to mail to each holder of record of Company Shares as of the Effective Time of one or more certificates (each, a “Certificate”) or uncertificated Company Shares (“Uncertificated Shares”) that immediately prior to the Effective Time represented issued and outstanding Company Shares that were converted into the right to receive Merger Consideration pursuant to Section 2.3:

(i)                                     an LT in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificate or Uncertificated Shares will pass, only upon delivery of the Certificate or the Uncertificated Shares to the Exchange Agent), that will also be in such form and have such other provisions as Parent and the Company may reasonably specify; and

(ii)                                  instructions for use in effecting the surrender of the Certificate or the transfer of Uncertificated Shares in exchange for the Merger Consideration.

Upon (A) surrender of Certificates for cancellation to the Exchange Agent or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of any Uncertificated Shares, together with such LT, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Uncertificated Shares will be entitled to receive in exchange therefor the Merger Consideration (which, if requested by such holder will be in the form of physical Certificates evidencing the shares of Parent Common Stock that constitute the Merger Consideration for such holder) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e), and the Certificates so surrendered or the Uncertificated Shares so transferred will forthwith be canceled.  Until so surrendered or canceled, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive, upon surrender and without interest, the Merger Consideration into which Company Shares theretofore represented by such Certificates shall have been converted pursuant to

Section 2.3 and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e).

(d)                                 Transfers of Ownership.  If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e)                                  Lost, Stolen or Destroyed Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent to the extent in accordance with customary practice, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 2.3 and any cash in lieu of fractional shares of Parent Common Stock payable to the holder thereof pursuant to Section 2.3(e).

(f)                                   Required Withholding.  Each of the Exchange Agent and Parent will be entitled to deduct and withhold from any consideration, or other amounts, payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares or any other Person such amounts as are required to be deducted or withheld therefrom under any applicable Law (including any withholding provision of the Code and the Treasury Regulations promulgated thereunder).  To the extent amounts are deducted or withheld pursuant to this Section 2.4(f), such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and such amounts will be remitted to the applicable Governmental Entity in accordance with applicable Law and notice thereof will be provided to the applicable holder of Company Shares.

(g)                                  Termination of Exchange Fund.  Promptly following the date that is six months after the Closing Date, Parent will be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund which has not been disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and thereafter each holder of a Company Share may surrender or transfer, as applicable, such Company Share to Parent or the Surviving Corporation and (subject to abandoned property, escheat and other similar Laws) receive in consideration therefor the Merger Consideration into which such Company Shares shall have been converted pursuant to Section 2.3 and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e), in each case without interest, but such holder will have no greater rights against Parent or the

Surviving Corporation than may be accorded to general creditors of Parent or the Surviving Corporation under applicable Law.

(h)                                 No Liability.  Notwithstanding anything to the contrary in this Section 2.4, none of the Exchange Agent, Parent or any party hereto will be liable to a holder of shares of Parent Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)                                     Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Uncertificated Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Uncertificated Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Uncertificated Share there will be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

2.5                               Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares.  At the Effective Time (a) the share transfer books of the Company will be deemed closed, and no transfer of any Company Shares will thereafter be made or consummated and (b) all holders of Company Shares will cease to have any rights as stockholders of the Company except for any right to receive the Merger Consideration provided for herein and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(e).  The Merger Consideration issued in accordance with the terms hereof (including any cash paid in lieu of fractional Shares of Parent Common Stock pursuant to Section 2.3(e)) will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

2.6                               Restricted Stock.  (a) Conversion.  At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the foregoing, each outstanding share of Common Stock of the Company that constitutes Restricted Stock (which shall be fully vested pursuant to Section 2.6(b)) will be converted into the right to receive the Merger Consideration for such Company Share pursuant to Section 2.3.

(b)                                 Board Resolutions.  Prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, will adopt any resolutions and take any actions which are necessary to (i) accelerate the vesting of all of the outstanding shares of Restricted Stock such that all Restricted Stock shall be fully vested immediately prior to the Effective Time and (ii) effectuate the provisions of this Section 2.6 including all necessary action to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to any Company Stock Plan, and all Company Stock Plans or other Company Employee Plans conferring any rights to Company Shares or other capital stock of the Company will be deemed to be amended to be in conformity with this Section 2.6.

2.7                               Taking of Necessary Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the Transactions, the officers and directors of either the Surviving Corporation or Parent may take any and all such lawful and necessary action.

III.                              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the reports, schedules, forms, statements and other documents publicly filed by the Company with, or furnished by the Company to, the SEC prior to the date two Business Days prior to the date of this Agreement (the “Company SEC Documents”) (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such documents that are predictive, forward-looking or primarily cautionary in nature, and provided that this clause (a) will not qualify Sections 3.1, 3.3, 3.4(a), 3.7, 3.18 or 3.20), or (b) the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

3.1                               Organization, Standing and Power.  Each of the Company and each of its Subsidiaries is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.  Each of the Company and each of its Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified has not had or would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company has made available to Parent true and complete copies of its certificate of incorporation and by-laws as amended through the date of this Agreement (together, the “Company Charter Documents”) and the comparable organizational documents of each of its Subsidiaries, in each case as amended through the date of this Agreement.

3.2                               Company Subsidiaries.  (a) All the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens.

(b)                                 Except for its interests in the Company’s wholly owned Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

3.3                               Authority; Execution and Delivery; Enforceability.  (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the

Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter (the “Company Stockholder Approval”).  The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)                                 The Company Board, at a meeting duly called and held in compliance with the requirements of the DGCL, has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, (iii) determined to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), and (iv) adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in (A) the Rights Agreement, dated as of January 1, 2012, between the Company and Mellon Investor Services LLC (the “Rights Agreement”) or (B) any state takeover Law or similar Law, including Section 203 of the DGCL, that would otherwise apply to the transactions contemplated hereby.

3.4                               Capital Structure.  (a) The authorized share capital of the Company consists of 74,000,000 shares of Common Stock, 50,000,000 shares of Class A Common Stock, and 1,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”).  At the close of business on two Business Days prior to the date hereof (the “Measurement Date”), (i) 33,283,210 Company Shares (consisting of 18,413,587 shares of Common Stock and 14,869,623 shares of Class A Common Stock) were issued and outstanding, of which 836,700 were outstanding Restricted Stock, and no shares of Company Preferred Stock were issued and outstanding, (ii) no Company Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were held by the Company in its treasury, and (iv) 911,278 Company Shares were reserved for issuance under Company Stock Plans, of which all were available for future option or restricted share grants.  Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.  All outstanding Company Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any Contract to which the Company is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”).  Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(b)                                 The Company Disclosure Schedule sets forth the following information with respect to each share of Restricted Stock as of the Measurement Date:  (i) the name of the grantee, (ii) the particular plan, if applicable, pursuant to which such award was granted, (iii) the number of unvested Company Shares subject to such award, (iv) the exercise price, if any, of such award, and (v) the date on which such awards will vest.  The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which the Company has granted such awards that are currently outstanding and the form of all equity award agreements evidencing such awards.  All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, are validly issued, fully paid and nonassessable.  All outstanding Company Shares and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted (A) in compliance with all applicable securities Laws and other applicable Laws and (B) in material compliance with all applicable requirements set forth in the Company Employee Plans.

3.5                               No Conflicts; Consents.  (a) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i)(A) the Company Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of the Company, (ii) any Company Material Contract, or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material Law applicable to the Company or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 The execution and delivery of this Agreement by the Company does not, the consummation of the transactions contemplated hereby and the performance of this Agreement and the transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws (“Blue Sky Laws”), the Gaming Requirements, the requirements of any Governmental Entity under applicable Antitrust Laws, the required approvals of this Agreement by the Company’s stockholders pursuant to the DGCL, the rules and regulations of the NYSE, the filing of the appropriate merger documents as required by the DGCL, and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.6                               SEC Documents; Undisclosed Liabilities.  (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act since January 1, 2016.

(b)                                 As of its respective date, each Company SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document.  Except to the extent that information contained in any Company SEC Document filed with the SEC has been revised or superseded by a later filed Company SEC Document filed at least two Business Days prior to the date hereof, none of the Company SEC Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)                                  Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of March 31, 2018 included in the Company SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since March 31, 2018 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have a Material Adverse Effect on the Company.

(d)                                 The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(e)                                  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

3.7                               Absence of Certain Changes or Events.  Since March 31, 2018, there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

3.8                               Material Contracts.  (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, the Company Disclosure Schedule sets forth a true and correct list of:

(i)                                     each Contract to which the Company or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of the Company or any of its Subsidiaries to acquire or dispose of the securities of another Person, or (C) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or

(ii)                                  each Contract to which the Company or any of its Subsidiaries is a party to or bound that was entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, Parent or its Subsidiaries (other than the Company or its Subsidiaries) in any materially adverse respect (whether before or after the Effective Time).

Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Company Material Contracts.”

(b)                                 A true and correct copy of each Company Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or its Subsidiary party thereto and, to the Knowledge of the Company, any counterparty thereto, and is in full force and effect, and none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default or breach in any respect under the terms of any such Company Material Contract, except for such default or breach as would not reasonably be expected to have a Material Adverse Effect on the Company.

3.9                               Intellectual Property.  (a) The Company and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries.  The Company Intellectual Property is valid, subsisting and enforceable and none of such Company Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of the Company as currently conducted.  All application and maintenance fees for such Company Intellectual Property for which the Company has applied for or received registration from any Governmental Entity have been paid in full and are current.

(b)                                 The operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person (“Third Party Intellectual Property”).  Section 3.9(b) of the Company Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two years prior to the date hereof.  Since December 31, 2014, neither the Company nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Company Intellectual Property.  To the Knowledge of the Company, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Company Intellectual Property.

(c)                                  The Company and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of the Company and its Subsidiaries.  Each current and former employee and independent contractor of, and consultant to, the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement, or the Company and its Subsidiaries otherwise have rights enforceable under applicable Law, pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of the Company or its Subsidiary and assigns to the Company or its applicable Subsidiary all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with the Company or the applicable Subsidiary of the Company.  To the Knowledge of the Company, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.

(d)                                 The Company and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Company Software Products.  Except (i) for source code deposited into escrow pursuant to agreements with customers, (ii) as set forth in Section 3.9(d) of the Company Disclosure Schedule, or (iii) otherwise in the ordinary course of their respective businesses, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or one of its Subsidiaries.

(e)                                  Neither the Company nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Company Software Products, to any other Person.  Immediately following the Effective Time, the Surviving Corporation will continue to hold the same ownership rights or valid licenses (as applicable) to all of the Company Intellectual Property, in each case, free from Liens, encumbrances, security interests, Orders and arbitration awards, and on the same terms and conditions as in effect with respect to the Company prior to the Effective Time.  Neither this Agreement nor the consummation of the transactions contemplated hereby will result in:  (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, (ii) either Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent or the Surviving Corporation being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.

(f)                                   The Company and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by the Company or its Subsidiaries (the “Company Systems”), and the data stored or contained therein or transmitted thereby, including procedures designed to reasonably assure the prevention of unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data.  There have been (i) to the Company’s Knowledge, no material unauthorized intrusions or breaches of the security of the Company Systems and (ii) no material failures or interruptions in the Company Systems for the two years prior to the date hereof.  All Company Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(g)                                  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries comply in all material respects with and have at all times (i) complied in all material respects with and (ii) conducted their business in all material respects in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by the Company or its Subsidiaries.  There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, the Company and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of the Company or its Subsidiaries or compliance by the Company or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by the Company will comply in all material respects with the Company’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected).

3.10                        Certain Business Practices.  Neither the Company nor any of its Subsidiaries (nor any of their respective Representatives acting on their behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.

3.11                        Takeover Laws.  Assuming the accuracy of the representations of Parent in Section 4.11, (i) no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Voting Agreement or the Transactions and (ii) the approvals of the Company Board referred to in Section 3.3(b) constitute approvals of the Transactions under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the Transactions.

3.12                        Taxes.  (a) Each of the Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it (after giving effect to any valid extensions in which to make such filings), and all such Tax Returns are complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay has not had and would not reasonably be expected to have a Material

Adverse Effect on the Company.  Each of the Company and each of its Subsidiaries has complied with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by the Company or any of its Subsidiaries, (ii) information reporting with respect to, any payment made by the Company or any of its Subsidiaries, and (iii) the keeping of books and records related to withholding and information reporting, except to the extent any failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 The most recent financial statements contained in the Company SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements, other than Taxes that would not reasonably be expected to be material to the Company.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except for any such deficiency or request for waiver that has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.  To the Knowledge of the Company, there is no audit, proceeding or investigation now pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset and neither the Company nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except for any such pending or proposed audit, proceeding or investigation that has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)                                  There are no material Liens (other than Permitted Liens) for Taxes on the assets of the Company or any of its Subsidiaries. With the exception of customary commercial leases or other Contracts that are not primarily related to Taxes and were entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

(d)                                 Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b).

(e)                                  Neither the Company nor any of its Subsidiaries has taken any action, agreed to take any action or failed to take any action, or has Knowledge of any fact or circumstance, that, in each case, could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13                        Benefit Plans.  From the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date of this Agreement and other than as set forth in the Company Disclosure Schedule, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (collectively, with the Company Pension Plans, any Company “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and the Company Employment Agreements, the “Company Employee Plans”). As of the date of this Agreement, other than as set forth in the Company Disclosure Schedule, there are no employment, consulting, severance or termination agreements or arrangements between the Company or any of its Subsidiaries and any current or former employee, executive officer or director of the Company or any of its Subsidiaries (collectively, the “Company Employment Agreements”), nor, except as disclosed in Section 3.13 of the Company Disclosure Schedule, does the Company or any of its Subsidiaries have any general severance plan or policy.

3.14                        ERISA Compliance; Excess Parachute Payments; Other Benefits Matters.   (a)  The Company Disclosure Schedule contains a true and complete list of all Company Pension Plans, Multiemployer Plans and all material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries or any entity that would be treated as a “single employer” with the Company or any Company ERISA Affiliate for the benefit of any current or former employees, consultants, officers or directors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could have any direct or contingent liability.  Except as set forth in the Company Disclosure Schedule, each Company Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.  No proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated, against any of the Company Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Company Employee Plans that would reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 All Company Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination, advisory or opinion letters from the IRS to the effect that such Company Pension Plans and each trust created thereunder are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination, advisory or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been maintained or amended since the date of its most recent letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c)                                  No Company Pension Plan covered by Title IV of ERISA or subject to the funding standards of Section 302 of ERISA or Section 412 of the Code had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company.  None of the Company Pension Plans covered by Title IV of ERISA are in “at risk” status within the meaning of Section 303 of ERISA or Section 430 of the Code.  None of such Company Employee Plans covered by Title IV of ERISA and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Employee Plan during the last five years. Neither the Company nor any Company ERISA Affiliate has ever contributed to, had an obligation to contribute to, or incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Plan. Neither the Company nor any Company ERISA Affiliate has or could have any direct or contingent liability under any Multiemployer Plan.  All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Company Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Company Pension Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(d)                                 With respect to any Company Employee Plan that is an employee welfare benefit plan, (i) each such Company Employee Plan and each employee welfare benefit plan of any Company ERISA Affiliate, in each case that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, (ii) each such Company Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time, and (iii) no such Company Employee Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law other than instances under clauses (i)-(iii) that, individually and in the aggregate, would not reasonably be expected to be material to the Company.

(e)                                  Except as set forth in the Company Disclosure Schedule, (i) the consummation of any of the Transactions alone, or in combination with any other event, will not give rise to any liability under any Company Employee Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, independent contractor, stockholder or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries and (ii) any amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the Transactions by any employee, officer, director or independent contractor of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f)                                   The Company has provided to Parent correct and complete copies of (i) each Company Employee Plan referred to in Section 3.14(a), (ii) the most recent annual actuarial valuations, if any, prepared for each such Company Employee Plan, (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each such Company Employee Plan, (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, and (v) all current IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the U.S. Department of Labor with respect to any such outstanding application.

3.15                        Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any employee of the Company or any of its Subsidiaries.  Except as set forth in the Company Disclosure Schedule, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no, and have not been any within the past two years, material labor disputes subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the Knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and (iv) the Company and each of its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, including workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2109, et seq. or the regulations promulgated thereunder other than instances under clauses (iii) and (iv) that, individually and in the aggregate, have not had and would not reasonably be expected to have a material effect on the Company.

3.16                        Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, Order or decree outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

3.17                        Compliance with Applicable Laws.  The Company and its Subsidiaries are, and during the two years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

3.18                        Brokers.  No broker, investment banker, financial advisor or other Person, other than Citizens Capital Markets and Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by the Company pursuant to engagement letters furnished to Parent prior to the date hereof, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.19                        Opinion of Financial Advisor.  The Company Board and the Special Committee of the Company Board have received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based on and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Shares, other than the Designated Stockholders, Parent, Merger Sub and their respective Affiliates.  The Company will, promptly following receipt of such opinion in written form, furnish an accurate and complete copy of such opinion to Parent for informational purposes only.

3.20                        Vote Required.  The only vote of the holders of any class or series of capital stock of the Company necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby is the Company Stockholder Approval and the Company Special Required Approval.

3.21                        Related-Party Transactions.  Except as set forth in the Company Disclosure Schedule, no Related Person of the Company (a) has any right or other interest in any property used in, or pertaining to, the Company’s business, (b) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with the Company, (c) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (d) has any interest, directly or indirectly, in any Contract to which the Company is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice, (e) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of the Company, or (f) is a party to any Contract with the Company or any of its Subsidiaries, is owed any money by the Company or any of its Subsidiaries (excluding reimbursable expenses and compensation on terms consistent with those described in the Company’s most recent proxy statement filed with the SEC) or has any claim or cause of action against the Company or any of its Subsidiaries.  The Company is not a guarantor or indemnitor of any indebtedness or other obligation of any Related Person of the Company.

3.22                        Insurance.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, each insurance policy of the Company or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

3.23                        Environmental Matters.  Except for matters that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)                                 the Company and its Subsidiaries are now, and have been during the five years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written communication from a Person that alleges that the Company or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

(b)                                 there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries;

(c)                                  there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(d)                                 neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

3.24                        Proxy Statement/Prospectus; Registration Statement.  (a) The Proxy Statement/Prospectus will, at the time such document is filed with the SEC, at the time it is mailed to the holders of Company Shares and at the time any amendment or supplement thereto is filed with the SEC, (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and (ii) comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Affiliates.

(b)                                 None of the information supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time such document is filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and at the time the Registration Statement is mailed to the holders of Company Shares and at the time of any Company Stockholders Meeting or the Effective Time, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.25                        No Additional Representations and Warranties.  The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent or its Subsidiaries or (b) the future business and operations of Parent or its Subsidiaries.

IV.                               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1                               Organization, Standing and Power.  Each of Parent and Merger Sub, and each of Parent’s other Subsidiaries is, duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.  Parent and Merger Sub and each of Parent’s other Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified has not had or would not reasonably be expected to have a Material Adverse Effect on Parent.  Parent has made available to the Company true and complete copies of the certificate of incorporation and by-laws of Parent, as amended through the date of this Agreement (as so amended, the “Parent Charter Documents”) and the certificate of incorporation and by-laws of Merger Sub, as amended through the date of this Agreement.

4.2                               Parent Subsidiaries.  (a) All the outstanding shares of capital stock of Merger Sub and each other Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than Permitted Liens.

(b)                                 Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the Transactions, the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

4.3                               Authority; Execution and Delivery; Enforceability.  (a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, with respect to Parent, the Voting Agreement.  The execution and delivery by Parent and Merger Sub of this Agreement and, with respect to Parent, the Voting Agreement, and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Each of Parent and Merger Sub has duly executed and delivered this Agreement and, with respect to Parent, the Voting Agreement, and each of this Agreement, with respect to Parent and Merger Sub, and the Voting Agreement, with respect to Parent, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)                                 The Board of Directors of Parent, at a meeting duly called and held in compliance with the DGCL, has unanimously approved this Agreement and the Transactions.

(c)                                  The Board of Directors of Merger Sub has by unanimous written consent (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and its stockholder, and (ii) approved this Agreement and the Transactions.  The sole stockholder of Merger Sub has approved this Agreement.

4.4                               Capital Structure.  (a) The authorized share capital of Parent consists of 100,000,000 shares of Parent Common Stock.  At the close of business on the Measurement Date, (i) 9,582,006 shares of Parent Common Stock were issued and outstanding, (ii) 273,333 shares of Parent Common Stock were held in the treasury of Parent, and (iii) 425,000 shares of Parent Common Stock were reserved for future issuance pursuant to options to purchase Parent Common Stock (“Parent Stock Options”).  Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding.  All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter Documents or any Contract to which Parent is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Parent Common Stock may vote (“Voting Parent Debt”).  Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt or (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.

(b)                                 Parent has made available to the Company accurate and complete copies of all equity plans pursuant to which Parent has granted any awards that are currently outstanding and the form of all equity award agreements.  All shares of Parent Common Stock subject to issuance with respect to any award have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable.  All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted (i) in compliance with all applicable securities Laws and other applicable

Laws and (ii) in material compliance with all applicable requirements set forth in the Parent Employee Plans.

(c)                                  The authorized capital stock of Merger Sub  consists of 1,000 shares of common stock, of which 1,000 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

4.5                               No Conflicts; Consents.  (a) The execution and delivery by each of Parent and Merger Sub of this Agreement and by Parent of the Voting Agreement does not, and the consummation of any of the Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i)(A) the Parent Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of Parent, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Law applicable to Parent or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)                                 The execution and delivery of this Agreement by Parent and Merger Sub and the Voting Agreement by Parent does not and the consummation of the Transactions do not, and the performance of this Agreement, the Voting Agreement and the Transactions by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the Gaming Requirements, the requirements of any Governmental Entity under applicable Antitrust Laws, the rules and regulations of the NYSE, the filing of the appropriate merger documents as required by the DGCL and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.6                               Financial Statements; Undisclosed Liabilities.  (a) The consolidated financial statements of Parent forth in Section 4.6 of the Parent Disclosure Schedule have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b)                                 Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of March 31, 2018 of Parent included in Section 4.6 of the Parent

Disclosure Schedule, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since March 31, 2018 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have a Material Adverse Effect on Parent.

(c)                                  Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Parent’s and its Subsidiaries’ assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Parent’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of Parent’s management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.

4.7                               Absence of Certain Changes or Events.  Since March 31, 2018, there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

4.8                               Material Contracts.  (a) Except as set forth in Section 4.8(a) of the Parent Disclosure Schedule, there are no:

(i)                                     Contracts that would be required to file as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, if such Law applied to Parent;

(ii)                                  Contracts to which Parent or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of Parent or any of its Subsidiaries to acquire or dispose of the securities of another Person, or (C) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or

(iii)                               Contracts to which Parent or any of its Subsidiaries is a party to or bound that were entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, the Company or its Subsidiaries in any materially adverse respect (whether before or after the Effective Time).

Contracts of the type described in clauses (i)-(iii) above are referred to herein as “Parent Material Contracts”.

(b)                                 Each Parent Material Contract is a valid and binding agreement of Parent or its Subsidiary party thereto and, to the Knowledge of Parent, any counterparty thereto, and is in full force and effect, and none of Parent or its Subsidiaries nor, to the Knowledge of Parent, any other party thereto, is in default or breach in any respect under the terms of any such Parent Material Contract, except for such default or breach as would not reasonably be expected to have a Material Adverse Effect on Parent.

4.9                               Intellectual Property.  (a)  Parent and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of Parent and its Subsidiaries. The Parent Intellectual Property is valid, subsisting and enforceable and none of such Parent Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of Parent as currently conducted. All application and maintenance fees for such Parent Intellectual Property for which Parent has applied for or received registration from any Governmental Entity have been paid in full and are current.

(b)                                 The operation of the business of Parent and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with any Third Party Intellectual Property.  Section 4.9(b) of the Parent Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two years prior to the date hereof. Since December 31, 2014, neither Parent nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Parent Intellectual Property. To the Knowledge of Parent, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Parent Intellectual Property.

(c)                                  Parent and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of Parent and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, Parent or any of its Subsidiaries has entered into a valid and enforceable written agreement, or Parent and its Subsidiaries otherwise have rights enforceable under applicable Law, pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of Parent or its Subsidiary and assigns to Parent or the applicable Subsidiary of Parent all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with Parent or its applicable Subsidiary. To the Knowledge of Parent, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.

(d)                                 Parent and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Parent Software Products. Except (i) for source code deposited into escrow pursuant to agreements with customers or (ii) otherwise in the ordinary course of their respective businesses, neither Parent nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Parent Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of Parent or one of its Subsidiaries.

(e)                                  Neither Parent nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Parent Software Products, to any other Person. Immediately following the Effective Time, Parent and its Subsidiaries will continue to hold the same ownership rights or valid licenses (as applicable) to all of the Parent Intellectual Property, in each case, free from Liens, encumbrances, security interests, Orders and arbitration awards, and on the same terms and conditions as in effect with respect to Parent and its Subsidiaries prior to the Effective Time. Neither this Agreement nor the consummation of any of the Transactions will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, (ii) either Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent or the Surviving Corporation being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.

(f)                                   Parent and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by Parent or its Subsidiaries (the “Parent Systems”), and the data stored or contained therein or transmitted thereby, including procedures designed to prevent unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to Parent’s Knowledge, no material unauthorized intrusions or breaches of the security of the Parent Systems and (ii) no material failures or interruptions in the Parent Systems for the two years prior to the date hereof. All Parent Systems are sufficient for the conduct of the business of Parent and its Subsidiaries as currently conducted.

(g)                                  Except as would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries comply in all material respects with and have at all times (i) complied in all material respects with and (ii) conducted their business in all material respects in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by Parent or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, Parent and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of Parent or its Subsidiaries or compliance by Parent or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the Transactions, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by Parent will comply in all material respects with Parent’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected).

4.10                        Certain Business Practices.  Neither Parent nor any of its Subsidiaries (nor any of their respective Representatives acting on their behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.

4.11                        Takeover Laws.  As of the date of this Agreement, Parent, together with its “Affiliates” and “Associates,” is not, nor at any time during the last three years has it been, an “Interested Stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.  Assuming the accuracy of the Company’s representations and warranties herein, no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Transactions.

4.12                        Taxes.  (a)  Each of Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (after giving effect to any valid extensions in which to make such filings), all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay has not had and would not reasonably be expected to be material to Parent. Each of Parent and each of its Subsidiaries has complied with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by Parent or any of its Subsidiaries, (ii) information reporting with respect to, any payment made Parent or any of its Subsidiaries, and (iii) the keeping of books and records related to withholding and information reporting, except to the extent any failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)                                 The most recent financial statements contained in Section 4.6 of the Parent Disclosure Schedule reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements, other than those Taxes that would not reasonably be expected to have a Material Adverse Effect on Parent. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except for any such deficiency or request for waiver that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. To the Knowledge of Parent, there is no audit, proceeding or investigation now pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax asset and neither Parent nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except for any such pending or proposed audit, proceeding or investigation that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(c)                                  There are no material Liens (other than Permitted Liens) for Taxes on the assets of Parent or any of its Subsidiaries. With the exception of customary commercial leases or other Contracts that are not primarily related to Taxes entered into in the ordinary course of business, neither Parent nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

(d)                                 Neither Parent nor any of its Subsidiaries has entered into any “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b).

(e)                                  Neither Parent nor Merger Sub has taken any action, agreed to take any action, or failed to take any action, or has Knowledge of any fact or circumstance, that, in each case, could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13                        ERISA Compliance; Excess Parachute Payments; Other Benefits Matters. (a)  Each Parent Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. No proceeding has been threatened, asserted, instituted or, to the Knowledge of Parent, is anticipated, against any of the Parent Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Parent Employee Plans that would reasonably be expected to have a Material Adverse Effect on Parent.

(b)                                 All Parent Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination, advisory or opinion letters from the IRS to the effect that such Parent Pension Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination, advisory or opinion letter has been revoked nor, to the

Knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c)                                  No Parent Pension Plan covered by Title IV of ERISA or subject to the funding standards of Section 302 of ERISA or Section 412 of the Code had, as of the respective last annual valuation date for each such Parent Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Parent Pension Plans covered by Title IV of ERISA are in “at risk” status within the meaning of Section 303 of ERISA or Section 430 of the Code. None of such Parent Employee Plans covered by Title IV of ERISA had (other than a Parent International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Parent Employee Plan during the last five years. Neither Parent nor any Parent ERISA Affiliate has ever contributed to, had an obligation to contribute to, or incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Plan (other than a Parent International Employee Plan).  Neither Parent nor any Parent ERISA Affiliate has or could have any direct or contingent liability under any Multiemployer Plan (other than a Parent International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Parent Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Parent Pension Plan subject to Title IV of ERISA and, to the Knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(d)                                 With respect to any Parent Employee Plan that is an employee welfare benefit plan, (i) each such Parent Employee Plan (other than a Parent International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, (ii) each such Parent Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to Parent or any of its Subsidiaries on or at any time after the Effective Time, and (iii) no such Parent Employee Plan (other than a Parent International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of Parent or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law other than instances under clauses (i)-(iii) that, individually and in the aggregate, would not reasonably be expected to be material to Parent.

4.14                        Labor and Employment Matters.  Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of Parent, attempting to represent any employee of Parent or any of its Subsidiaries. There is no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of Parent, is anticipated with respect to any employee of Parent or any of its Subsidiaries. There are no, and have not been any within the past two years, material labor disputes subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the Knowledge of Parent, anticipated with respect to any employee of Parent or any of its Subsidiaries. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent and each of its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, including workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2109, et seq., or the regulations promulgated thereunder other than any noncompliance that, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

4.15        Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Parent, nor is there any material judgment, Order or decree outstanding against Parent or any of its Subsidiaries that has or would reasonably be expected to have a Material Adverse Effect on Parent.

4.16        Compliance with Applicable Laws.  Parent and its Subsidiaries are, and during the two years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

4.17        Brokers.  No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC and Stifel, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

4.18        Issuance of Parent Common Stock.  When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger to the holders of Company Shares hereunder will be duly authorized, validly issued, fully paid and nonassessable and not subject to statutory preemptive rights.

4.19        Related-Party Transactions.  No Related Person of Parent (a) has any right or other interest in any property used in, or pertaining to, Parent’s business, (b) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with Parent, (c) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Parent or any of its Subsidiaries, (d) has any interest, directly or indirectly, in any Contract to which Parent is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice, (e) owes any amount to Parent or any of its Subsidiaries nor does Parent or any of its Subsidiaries owe any amount to, or has Parent or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of Parent, (f) is a party to any Contract with Parent or any of its Subsidiaries, is owed any money by Parent or any of its Subsidiaries (excluding, in either case, reimbursable expenses and compensation on terms previously disclosed to the Company), or (g) has any claim or cause of action against Parent or any of its Subsidiaries. Parent is not a guarantor or indemnitor of any indebtedness or other obligation of any Related Person of Parent.

4.20        Insurance.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, each insurance policy of Parent or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Parent nor any of Parent’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

4.21        Environmental Matters.  Except for matters that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent:

(a)           Parent and its Subsidiaries are now, and have been during the five years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has received any written communication from a Person that alleges that Parent or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

(b)           there are no Environmental Claims pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries;

(c)           there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries; and

(d)           neither Parent nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of Parent, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries.

4.22        Registration Statement; Proxy Statement/Prospectus.  (a) The Registration Statement will not, at the time it is filed with the SEC, at the time it is mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any Affiliate of the Company.  The Registration Statement will, at the time it is filed with the SEC, at the time it is mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

(b)           None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement/Prospectus will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus is mailed to holders of Company Shares and at the time of any Company Stockholders Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.23        Share Ownership.  As of the date hereof, neither Parent nor any Affiliate of Parent owns any Company Shares.

4.24        No Additional Representations and Warranties.  Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or its Subsidiaries or (b) the future business and operations of the Company or its Subsidiaries.

V.            COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Business by the Company.  Except for matters set forth in Section 5.1 of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors and others having business dealings with them.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(a)           (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)           issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) the issuance of Company Shares pursuant to the exercise or settlement of any equity award granted prior to the date hereof, (B) the issuance of annual equity awards in the ordinary course of business consistent with past practice, and (C) the issuance of equity awards to employees of the Company or its Subsidiaries in amounts and on terms set forth in the Company Disclosure Schedule;

(c)           amend the Company Charter Documents or other comparable charter or organizational documents of any Subsidiary of the Company;

(d)           acquire or agree to acquire (i) any Person or business, whether by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, such Person or business, or otherwise or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in connection with capital expenditures permitted by Section 5.1(i);

(e)           (i) grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of the Company or its Subsidiaries, other than (A) to employees or other service providers with an annual base salary less than $100,000 in the ordinary course of business consistent with past practice, excluding any employees or other service providers (who are not also officers or directors of the Company or family members thereof) whose employment or other engagement is terminated prior to Closing or (B) to the extent required under existing Company Employee Plans or existing Company Employment Agreements or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $100,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Company Employee Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice under any collective bargaining agreement or Company Employee Plan;

(f)            make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(g)           sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than any Permitted Lien) any properties or assets, except (i) licenses of or other grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice (ii) pursuant to Company Material Contracts in force on the date of this Agreement and listed on Section 5.1(g) of the Company Disclosure Schedule, and (iii) sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(h)           except for (i) intercompany loans between the Company and any of its Subsidiaries or between any Company Subsidiaries and (ii) extensions or renewals of the Company’s existing credit facility with Citizens Bank, National Association (as agent), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(i)            make or agree to make any new capital expenditure or expenditures in excess of $200,000 (other than in the ordinary course of business or capital expenditures that are contemplated by the Company’s annual budget for fiscal year 2018 and capital expenditure plan for fiscal year 2018 which have been made available to Parent or as listed on Section 5.1(i) of the Company Disclosure Schedule);

(j)            with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice, and except for agreements between or among the Company and its Subsidiaries, (A) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property or Company Software Products or (B) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its Subsidiaries has trade secret or equivalent rights within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such confidential or other non-public information;

(k)           make or change any material Tax election or settle or compromise any Tax liability or claim;

(l)            waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that

(i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2017 included in the Company SEC Documents or that do not exceed $350,000 individually or in the aggregate, (ii) involve any non-monetary outcome, and (iii) are with respect to ordinary course customer disputes;

(m)          enter into any new line of business outside of the Company’s existing business; or

(n)           authorize any of, or commit or agree to take any of, the foregoing actions.

Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2          Conduct of Business by Parent.  Except for matters set forth in Section 5.2 of the Parent Disclosure Schedule or otherwise as expressly contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors and others having business dealings with them.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.2 of the Parent Disclosure Schedule or otherwise expressly contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Company:

(a)           (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)           issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) the issuance of Parent Common Stock pursuant to the exercise or settlement of any equity award granted prior to the date hereof and (B) the issuance of equity awards to directors, officers and employees of Parent or its Subsidiaries in the ordinary course of business consistent in all material respects with past practice;

(c)           (i) amend any charter or organizational documents of any Subsidiary of Parent in any manner that would reasonably be expected to have an adverse effect on any shareholder of Parent or (ii) amend the Parent Charter Documents;

(d)           make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent or any of its Subsidiaries, except insofar as may have been required by a change in GAAP;

(e)           enter into any new line of business outside of the existing business of Parent or its Subsidiaries; or

(f)            authorize any of, or commit or agree to take any of, the foregoing actions.

Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

VI.          ADDITIONAL AGREEMENTS

6.1          Preparation and Mailing of Proxy Statement/Prospectus; Registration Statement.  (a) The Company and Parent will each reasonably cooperate and use its reasonable best efforts to prepare and file with the SEC as promptly as practicable after the date hereof (i) proxy materials that will constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting and a prospectus that Parent will use in connection with the Merger (such proxy or information statement, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and (ii) the Registration Statement.  The Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with applicable U.S. federal securities Laws.  The Company and Parent will each provide the other and its counsel with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and the Registration Statement prior to the filing with the SEC and will give due consideration to all reasonable additions, deletions or changes suggested by the other and its counsel.  Each of the Company and Parent will use reasonable best efforts to have the Proxy Statement/Prospectus and the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the its stockholders as promptly as practicable thereafter.  Parent will also use reasonable best efforts to satisfy, prior to the effective date of the Registration Statement, all Blue Sky Laws applicable in connection with the consummation of the Transactions.

(b)           Each of Parent and the Company will, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus or the Registration Statement, as the case may be, received from the SEC.  Each of Parent and the Company will provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, as the case may be, and such party will give due consideration to all reasonable additions, deletions or changes suggested by the other party, and any communications prior to filing such with the SEC and will promptly provide the other party with a copy of all such filings and communications made with the SEC.

(c)           If at any time prior to the Effective Time, (i) any event or change occurs with respect to the parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement or (ii) any information relating to the parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the parties which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus or the Registration Statement so that the Proxy Statement/Prospectus or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, will file as promptly as practicable with the SEC an amendment of, or a supplement to, such filing and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.

6.2          Company Stockholders Meeting; Company Recommendation.  (a) As promptly as reasonably practicable after the Proxy Statement/Prospectus is declared effective under the Securities Act, the Company will take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (such meeting, or any adjournments or postponements thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and the Company Special Required Approval and will, subject to Section 6.2(b), and absent a Company Change of Recommendation pursuant to Section 6.5, use reasonable best efforts to solicit its stockholders to obtain such approvals.

(b)           The Company Board will, subject to Section 6.5, make the Company Recommendation to the stockholders of the Company and include the Company Recommendation in the Proxy Statement/Prospectus.  The Company Board will not, directly or indirectly, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub (or publicly propose to take any of the foregoing actions) or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Company Acquisition Proposal, except in accordance with Section 6.5.

(c)           Unless this Agreement is terminated in accordance with Section 8.1, the Company will submit this Agreement to its stockholders for adoption without regard to any Company Change of Recommendation or the receipt of a Company Acquisition Proposal.

6.3          Notification.  Each of Parent and the Company will give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 6.3 will not, and will not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the conditions set forth in Article VII or otherwise limit or affect the remedies available.

6.4          Confidentiality; Access to Information.  The parties hereto acknowledge and agree that the Company and Parent have previously executed a non-disclosure agreement (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement will continue to be in full force and effect in accordance with its terms except as otherwise provided herein. Each of Parent and the Company will afford the other parties hereto and the other parties’ accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as the other may reasonably request.  Each of the parties hereto will hold, and will cause its accountants, counsel and other Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the Transactions pursuant to the terms of the Non-Disclosure Agreement.  Notwithstanding the foregoing, neither the Company nor Parent will be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would be reasonably likely to result in a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that the Company or Parent, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 6.4), would be reasonably likely to result in a risk of a loss of attorney-client or other similar privilege to such party or any of its Subsidiaries or would be reasonably likely to result in a violation of any applicable Law.  No information or knowledge obtained by a party hereto in any investigation pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

6.5          Non-Solicitation by the Company.  (a) The Company agrees that neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, will, and that it will cause its and their respective Representatives not to (and will not authorize or give permission to its and their respective Representatives to), directly or indirectly (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) except in connection with a Company Change of Recommendation pursuant to Sections 6.5(e) or (f), approve, endorse or recommend any Company Acquisition Proposal, or (v) except in connection with a Company Change of Recommendation pursuant to Section 6.5(e), enter into any letter of intent, arrangement, agreement or understanding relating to any Company Acquisition

Transaction; provided, however, that this Section 6.5 will not prohibit (A) the Company Board, directly or indirectly through any officer, employee or Representative, prior to the receipt of the Company Stockholder Approval and the Company Special Required Approval, from furnishing nonpublic information regarding the Company or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide Company Acquisition Proposal that the Company Board concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or could reasonably be expected to lead to a Company Superior Offer if (1) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (2) such Company Acquisition Proposal did not result from a breach of this Section 6.5, (3) prior thereto the Company has given Parent the notice required by Section 6.5(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the Non-Disclosure Agreement or (B) the Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, including any so called “stop, look and listen” communications, or making any other statement or disclosure that the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such statement or disclosure would reasonably be expected to be a violation of applicable Law; provided that the Company Board may make a Company Change of Recommendation only in accordance with Sections 6.5(e) or (f).

(b)           The Company will promptly, and in no event later than 24 hours after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal (including providing the identity of the Person making such Company Acquisition Proposal, and, (i) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing Date). The Company will keep Parent informed on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than 24 hours following any such change), including providing Parent with a copy of any draft agreements and modifications thereof.

(c)           Upon the execution of this Agreement, the Company will, and will cause its Subsidiaries and its and their respective officers, directors and employees, and will use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person that relate to any Company Acquisition Proposal and will use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons with respect thereto within 12 months prior to the date hereof.

(d)           Except as otherwise provided in Sections 6.5(e) or (f), the Company Board may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or make any statement, filing or release, in connection with obtaining the Company Stockholder Approval, the Company Special Required Approval or otherwise, inconsistent with the Company Recommendation, (ii) approve, endorse or recommend any Company Acquisition Proposal (any of the foregoing set forth in clauses (i) and (ii), a “Company Change of Recommendation”), or (iii) enter into a written definitive agreement providing for a Company Acquisition Transaction.

(e)           The Company Board may at any time prior to the Company Stockholder Approval and the Company Special Required Approval (i) effect a Company Change of Recommendation in respect of a Company Acquisition Proposal, and/or (ii) if it elects to do so in connection with or following a Company Change of Recommendation, terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a written definitive agreement providing for a Company Acquisition Transaction, if (and, subject to Section 6.5(f), only if):  (A) a Company Acquisition Proposal is made to the Company by a third party, and such offer is not withdrawn, (B) the Company Board determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a Company Superior Offer, (C) following consultation with outside legal counsel, the Company Board determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (D) the Company provides Parent five Business Days’ prior written notice of its intention to take such action (such five-Business Day period, the “Notice Period”), which notice includes the information with respect to such Company Superior Offer that is specified in Section 6.5(b) (it being understood that any material revision or amendment to the terms of such Company Superior Offer will require a new notice and, in such case, all references to five Business Days in this Section 6.5(e) will be deemed to be two Business Days), and (E) at the end of the Notice Period described in clause (D), the Company Board again makes the determination in good faith after consultation with outside legal counsel and a financial advisor that the Company Acquisition Proposal continues to be a Company Superior Offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Representatives to be available to, negotiate with Parent any adjustments or modifications to the terms of this Agreement that, if accepted, would be binding on Parent, during such Notice Period.

(f)            Prior to the receipt of the Company Stockholder Approval and the Company Special Required Approval, the Company Board may, if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, effect a Company Change of Recommendation unrelated to a Company Acquisition Proposal (it being understood and agreed that any Company Change of Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with Section 6.5(e)) in response to an Intervening Event; provided that (i) the Company has provided to Parent at least five Business Days prior written notice that it intends to take such action, which notice must specify the reasons for proposing to take such action, and include a reasonably detailed description of the Intervening Event and (ii) Parent will not, within five Business Days after receipt of such notice from the Company, have made a proposal that, if accepted, would be binding on Parent and that has not been withdrawn, to make such adjustments in the terms and conditions of this Agreement in such manner that would obviate the need for the Company Board to effect such Company Change of Recommendation.  If requested by Parent, the Company will, and will cause its Representatives to be available to, negotiate with Parent regarding any proposal by Parent during such five Business Day period.

(g)           During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries may terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided, however, that any provision of any such agreement that purports to prohibit any third party from requesting a waiver of any standstill restriction to permit such third party to make an Acquisition Proposal is hereby waived.  During such period, the Company or its Subsidiaries, as the case may be, will enforce, to the fullest extent permitted under applicable Law, the other provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Company Board determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

6.6          Gaming Filings; Efforts to Close.  (a) Filings and Submission of Information.  Promptly and in any event within such time as may be reasonably determined by Parent and the Company, each of Parent and the Company will file with the Gaming Regulators all documents required to obtain or satisfy the Gaming Requirements.  Each of Parent and the Company will promptly file with any other Governmental Entity any other filings, reports, information and documentation required in order to complete the Transactions under any other Laws.  In the event that any Governmental Entity requests additional information (other than pursuant to Agency Litigation, provision for which is made in Sections 6.6(b) and 6.6(c)), each of the parties will respond thereto as promptly as reasonably practicable.

(b)           Cooperation and Relationship of the Parties.  Each of the parties hereto will (i) furnish to each other’s counsel such necessary information and reasonable assistance as such other counsel may request in good faith in connection with its preparation of any filing or submission to any Governmental Entity under the Gaming Laws, (ii) give the other parties prompt notice of any request for information by a Governmental Entity under any Law applicable to the Transaction, including the Gaming Laws, or any legal or other proceeding by or before any Governmental Entity with respect to the Transactions (“Agency Litigation”), and respond as promptly as practicable thereto with the objective of causing the Effective Time to occur as promptly as practicable, (iii) promptly inform the other parties of any communication with any Governmental Entity regarding any material communication, Agency Litigation or the

Transactions and keep the other parties informed on a current basis as to the status of any such matter, (iv) consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with any proceeding or communication relating to the Transactions, and (v) to the extent practicable, except as may be prohibited by any Governmental Entity or by any legal requirement, permit authorized Representatives of the other party to be present at each meeting or conference or telephone call with any Representative of a Governmental Entity relating to any such proceeding and to have access to any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.

(c)           Defense of Litigation, Etc.  In the event that any administrative or judicial action or proceeding (including Agency Litigation) is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Transactions, each of the parties will cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or delays the Effective Time past the Termination Date (collectively, an “Injunction”); provided, however, that notwithstanding any other provision of this Agreement, including Sections 6.6(a), (b) or (d), (i) Parent will be entitled, at its sole cost and expense, to direct the defense of any legal, administrative or judicial action or proceeding in respect of the Transactions, or negotiations with, any Governmental Entity or other Person relating thereto, or regulatory filings under applicable Antitrust Laws, (ii) the Company will not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, stay, toll, extension of any waiting period, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent or its counsel, and (iii) the Company will use its commercially reasonable efforts to provide full and effective support to Parent and its counsel in all such negotiations and discussions with Representatives of any Governmental Entity to the extent requested by counsel to Parent.  Each of the parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 6.6 as “Outside Counsel Only Material” and may redact from any information provided to the other party and its counsel any references to such party’s valuation of the other party.

(d)           Reasonable Best Efforts.  Each of the parties hereto will (i) use its reasonable best efforts to obtain promptly (and in any event no later than the Termination Date) any clearance required under applicable Antitrust Laws for the consummation of the Transactions, (ii) use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law, or regulation or rule, that may be asserted by any Governmental Entity, or any other Person, with respect to the Transactions so as to enable the Effective Time to occur expeditiously (and in any event no later than the Termination Date), (iii) use its reasonable best efforts to defend through Agency Litigation or, if applicable, other litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the Transactions would violate any Law, or any regulation or rule of any

Governmental Entity, in order to avoid entry of, or to have vacated or terminated, any Injunction, (iv) cause its respective inside and outside counsel to cooperate in good faith with counsel and other Representatives of each other party hereto and use its reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of waiting periods under any applicable Antitrust Laws at the earliest practicable dates (and in any event no later than the Termination Date), such reasonable best efforts and cooperation to include causing their respective inside and outside counsel (A) to keep each other appropriately informed on a current basis of communications from and to personnel of the reviewing antitrust authority and (B) to confer on a current basis with each other regarding appropriate contacts with and response to personnel of such antitrust authority, (v) use its reasonable best efforts to cause the conditions set forth in Article VII to be satisfied on a timely basis, subject to the limitations set forth in this Section 6.6, and (vi) prior to the Effective Time, not acquire any business unless advised by counsel that in such counsel’s opinion so doing would not significantly increase the risk of an Injunction or materially delay the satisfaction of the condition set forth in Article VII.  Notwithstanding the foregoing or any other provisions of this Agreement, in no event will Parent be required hereunder or otherwise to offer or agree to any of the following actions:  (A) the sale, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of Parent, the Company or their respective Subsidiaries, (B) conducting or limiting the conduct of the business, assets or properties of Parent, the Company or their respective Subsidiaries, or (C) Parent, the Company or their respective Subsidiaries’ entry with a Governmental Entity  any agreement, settlement, Order, other relief or action of a type referred to in clause (A) or (B) (a “Consent Decree”). The Company will take, and cause its Subsidiaries to take, all actions requested by Parent to satisfy any Consent Decree approved by Parent in its sole discretion; provided, however, that the effect thereof may at the Company’s or Parent’s request be conditioned on the occurrence of the Effective Time.

6.7          Public Disclosure.  Except (a) with respect to any Company Change of Recommendation undertaken pursuant to, and in accordance with, Section 6.5, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or (c) in respect of a breach or dispute arising hereunder, so long as this Agreement is in effect, the parties hereto will use reasonable efforts to consult with each other before issuing any press release or making any public announcement primarily relating to the Transactions and, except for any press release or public announcement as may be required by applicable Law or any listing agreement with a securities exchange or quotation system (including the NYSE) (and then only after as much advance notice and consultation as is feasible), will not issue any such press release or make any such public announcement without the consent of the other parties hereto, which will not be unreasonably withheld, conditioned or delayed.  Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

6.8          Takeover Laws.  The Company and the Company Board will, if any takeover statute or similar statute or regulation is or becomes applicable to the Transactions (including the Voting Agreement and the acquisition of Company Shares and shares of Parent Common Stock), use reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable and such shares may be held on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Voting Agreement and the Transactions (including the ownership of such shares without limitation, including following the Effective Time).

6.9          Indemnification.  (a) From and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless (and Parent and the Surviving Corporation will also advance expenses as incurred, to the fullest extent that the Company would have been permitted under Delaware Law and the Company Charter Documents as of the date of this Agreement) all current and former directors and officers, as the case may be, of the Company and its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in their capacities as such to the extent set forth in the Company Charter Documents and the DGCL, in each case to the maximum extent permitted by Law, and will not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time.

(b)           Prior to the Effective Time, the Company may enter into a directors’ and officers’ liability insurance policy covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of seven years after the Effective Time.  If the Company is unable to or does not obtain such a Company D&O Policy prior to the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, for a period of six years after the Closing Date, a Company D&O Policy with a creditworthy issuer; provided, however, that in no event will Parent be required to expend more than 250% of the annual premium currently paid by the Company for such coverage (the approximate amount of which is set forth in Section 6.9(b) of the Company Disclosure Schedule) and, if the cost for such coverage is in excess of such amount, Parent will be required only to maintain the maximum amount of coverage as is reasonably available for 250% of such annual premium.

(c)           In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Parent will cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.9.

(d)           The obligations of Parent and the Surviving Corporation under this Section 6.9 will not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section 6.9 applies without the express written consent of such affected indemnitee and Insured Party.  It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section 6.9 applies will be third party beneficiaries of this Section 6.9.

6.10        NYSE Listing.  Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing prior to the issuance thereof on the NYSE or the Nasdaq.

6.11        Employee Matters.  (a) Following the Effective Time, Parent will, or will cause the Surviving Corporation to, honor in accordance with the terms thereof all employment or severance agreements binding on the Company and disclosed in the Company Disclosure Schedule.

(b)           For a period of one year following the Effective Time, individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and that continue to be employed by Parent or any of its Subsidiaries, including the Surviving Corporation, following the Effective Time (each, a “Post-Merger Employee”) will be provided with salaries that are not less than, and benefits that are in the aggregate approximately equal to, the salaries and benefits (other than equity compensation) they received prior to the Effective Time; provided, however, that benefits may be changed to convert Company Employee Plans to plans and programs of Parent or its Subsidiaries so long as Post-Merger Employees are not discriminated against because of their status as such.

(c)           Each Post-Merger Employee will be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Post-Merger Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Post-Merger Employees under the comparable Company Employee Plans immediately prior to the Effective Time.  Notwithstanding the foregoing, nothing in this Section 6.11 will be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accrual under a defined benefit pension plan.

(d)           In the event of any change in the welfare benefits provided to Post-Merger Employees following the Effective Time, Parent will use its reasonable best efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Post-Merger Employees (and their eligible dependents) under any welfare benefit plans in which Post-Merger Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Post-Merger Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(e)           Nothing in this Section 6.11, express or implied, will (i) confer upon any Company Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or (ii) be construed to prevent Parent from terminating or modifying to any extent or in any respect any benefit plan that Parent may establish or maintain. Notwithstanding anything to the contrary contained in this Section 6.11, nothing contained in this Agreement will be treated as an amendment to any Company Employee Plan or creation of an employee benefit plan.

6.12        Section 16 Matters.  Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that the conversion or exchange of Company Shares into shares of Parent Common Stock in the Merger by the Company Insiders be exempted from liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Law, and for that compensatory and retentive purpose agree to the provisions of this Section 6.12.  Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by the Company Insiders of Parent Common Stock in exchange for Company Shares pursuant to the Transactions and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.  For the purposes of this Agreement, “Section 16 Information” means information that is accurate in all material respects and provides reasonably specific details regarding the identity of the Company Insiders and the number of Company Shares held by each such Company Insider to be exchanged for Parent Common Stock in the Merger; and “Company Insiders” means those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act on or following the Effective Time and who are listed in the Section 16 Information.

6.13        Stockholder Litigation.  Each of Parent and the Company will promptly advise the other orally and in writing of any Stockholder Litigation commenced or threatened in writing to be commenced against such party and/or any of its directors or officers and will keep the other party reasonably informed regarding any such litigation.  In the case of Stockholder Litigation against the Company or its officers or directors, the Company will give Parent the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of such Stockholder Litigation, will give due consideration to Parent’s advice with respect to such Stockholder Litigation and will not settle any such Stockholder Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Company will in any event control such defense and the disclosure of information in connection therewith will be subject to the provisions of Section 6.4, including regarding attorney-client privilege or other applicable legal privilege.

6.14        Obligations of Merger Sub.  Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.  Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub and, following the Effective Time, the Surviving Corporation, under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertaking that are required to be performed, discharged or complied with following the Effective Time.

6.15        Tax Matters.  (a)  Parent, Merger Sub and the Company will use their respective commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code.  Parent, Merger Sub and the Company agree not to (and not to permit or cause any Affiliate or Subsidiary to) take any actions or fail to take any reasonable actions that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(b)           Parent, Merger Sub and the Company will treat, and will not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes.

(c)           Parent and the Company will execute and deliver officer’s certificates containing appropriate representations at such time or times as may be reasonably requested by their respective outside legal counsel, including on or prior to the effective date of the Form S-4 and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the Merger. None of the parties will take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of such certificates or representations.

6.16        Additional Agreements; Actions.  (a) Parent will use commercially reasonable efforts to cause an individual designated by the Company Board to be included as a nominee to the Board of Directors of Parent and will recommend that the Board of Directors of Parent approve and recommend his or her election at the next annual or special meeting of stockholders at which an election of directors is held after the Effective Time, provided that such director designee qualifies as an “independent director” under the rules of the NYSE, possesses the qualifications required by Gaming Laws and is reasonably acceptable to the Board of Directors of Parent or a committee thereof. If, prior to the Effective Time, the Board of Directors of Parent or a committee thereof determines, after consultation in good faith with the Company, that any such director nominee is not reasonably acceptable, the Company may propose another individual as a board designee, at which point the review and consultation process will be repeated until a director designee is nominated.

(b)           From and after the Effective Time, and for a period of one year after the Effective Time, other than (i) open market purchases in compliance with Regulation M of the Exchange Act, (ii) private purchases up to $25,000,000 in the aggregate, and (iii) redemptions or purchases of Parent Common Stock issuable under executive or director equity awards, all offers by Parent to repurchase Parent Company Stock will be made pro rata to all holders of Parent Company Stock.

(c)                                  From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, maintain the agreements and other arrangements set forth in Section 6.16(c) of the Company Disclosure Schedule for periods of time following the Effective Time set forth in Section 6.16(c) of the Company Disclosure Schedule.

(d)                                 The parties agree that, at the request of either Parent or the Company, each party will use reasonable efforts to cooperate in good faith to consider amendments to this Agreement so as to enhance the tax efficient structure of the transactions contemplated by this Agreement and, if the parties agree on any such revisions, to promptly (and in any event prior to the filing of the Registration Statement) negotiate an amendment to this Agreement to give effect thereto.

VII.                          CONDITIONS TO THE MERGER

7.1                               Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and the Company:

(a)                                 Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b)                                 Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(c)                                  No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other order (whether temporary, preliminary or permanent), judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)                                 Regulatory Matters.  The Gaming Requirements shall have been satisfied (such condition, the “Regulatory Condition”).

(e)                                  Listing of Shares.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE or, if (and only if) such shares do not meet the qualifications for listing on the NYSE, on the Nasdaq.

(f)                                   Company Special Required Approval.  The Company Special Required Approval shall have been obtained.

7.2                               Additional Conditions to Obligations of Parent to Effect the Merger.  The obligation of Parent to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by Parent:

(a)                                 Governmental Approvals.  Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Entity, in addition to the Regulatory Condition, shall have been obtained and shall be in full force and effect, and any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a Material Adverse Effect on Parent, giving effect to the Transactions.

(b)                                 Representations and Warranties.  (A) The representations and warranties of the Company set forth in Sections 3.1, 3.3, 3.4(a), 3.7, 3.18 and 3.20 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies, and (B) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)                                  Covenants.  The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d)                                 No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company which is continuing.

7.3                               Additional Conditions to Obligations of the Company to Effect the Merger.  The obligation of the Company to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by the Company:

(a)                                 Representations and Warranties.  (A) The representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.3, 4.4(a), 4.7, 4.17 and 4.18 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies and (B) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)                                 Covenants.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all of its respective covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent which is continuing.

VIII.                     TERMINATION

8.1                               Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either the Company or Parent if:

(i)                                     the Merger shall not have been consummated prior to the date that is nine months after the date of this Agreement (the “Termination Date”); provided, however, that if all of the conditions to Closing, other than the Regulatory Condition, shall have been satisfied or shall be capable of being satisfied on such date, but the Regulatory Condition shall not have been satisfied, then the Termination Date shall be the date that is twelve months after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before such date; and provided, further, that (x) any purported termination of this Agreement by Parent pursuant to this Section 8.1(b)(i) will be deemed a termination of this Agreement by the Company pursuant to Section 8.1(d)(i) if, at the time of any such intended termination by Parent, the Company is entitled to terminate this Agreement pursuant to Section 8.1(d)(i), and (y) any purported termination of this Agreement by the Company pursuant to this Section 8.1(b)(i) will be deemed a termination of this Agreement by Parent pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) if, at the time of any such intended termination by the Company, Parent is entitled to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii);

(ii)                                  a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including an Injunction or other Order)

or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Law (including any such Injunction or other Order) or other action shall have become final and nonappealable; or

(iii)                               if the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval and the Company Special Required Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) will not be available to a party unless such party has complied in all material respects with all of its material obligations under this Agreement;

(c)                                  by Parent, if:

(i)                                     (A) a Company Change of Recommendation, whether or not permitted by the terms hereof, shall have occurred, (B) the Company shall have delivered a notice to Parent of its intent to effect a Company Change of Recommendation in accordance with Sections 6.5(e) or (f), and (C) following the request in writing by Parent, the Company Board shall have failed to reaffirm publicly the Company Recommendation within five Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; provided, however, that Parent will only be entitled to make such a written request for reaffirmation (and the Company will only be required to reaffirm publicly the Company Recommendation) one time for each new Company Acquisition Proposal and an additional one time for each material amendment to any Company Acquisition Proposal;

(ii)                                  the Company shall have breached, in any material respect, the provisions of Section 6.5;

(iii)                               there shall have been a breach by the Company of any of its representations, warranties or covenants contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth herein, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company of such breach; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(iii) will not be available to Parent if at such time the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d)(i) or if Parent is otherwise in material breach of its obligations hereunder; or

(iv)                              a Material Adverse Effect shall have occurred with respect to the Company; or

(d)                                 by the Company, if:

(i)                                     there shall have been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Article VII, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by Parent or Merger Sub of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(d)(i) will not be available to the Company if at such time Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) or if the Company is otherwise in material breach of its obligations hereunder;

(ii)                                  the Company effects a Company Change of Recommendation to accept a Company Acquisition Proposal in accordance with Section 6.5(e); provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) will not be available to the Company unless the Company pays or has paid the Termination Fee to Parent in accordance with Section 8.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions); it being understood that the Company may enter into any agreement providing for a Company Acquisition Transaction simultaneously with the termination of this Agreement pursuant to this Section 8.1(d)(ii); or

(iii)                               a Material Adverse Effect shall have occurred with respect to Parent.

A party hereto may only terminate this Agreement if such termination has been duly authorized by an action of the Board of Directors of such party.

8.2                               Notice of Termination; Effect of Termination.  A party desiring to terminate this Agreement must give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force and effect, except (i) each of this Section 8.2, Section 8.3 and Article IX will survive the termination of this Agreement and (ii) except as provided in Section 8.3(d), nothing herein will relieve any party from liability for any material breach of this Agreement occurring prior to the termination of this Agreement that was committed intentionally by the breaching party or resulted from the breaching party’s gross negligence.  No termination of this Agreement will affect the obligations of the parties contained in the Non-Disclosure Agreement, all of which obligations will survive termination of this Agreement in accordance with its terms.

8.3                               Fees and Expenses.  (a) Other than as specifically provided in this Section 8.3 or otherwise agreed to in writing by the parties hereto, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

(b)                                 The Company will pay to Parent the Termination Fee if this Agreement is terminated as follows:

(i)                                     if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), then the Company will pay the entire Termination Fee by the second Business Day following such termination (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions);

(ii)                                  if this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then the Company will pay to Parent the entire Termination Fee upon such termination (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions);

(iii)                               (A) if this Agreement is terminated (1) by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), (2) by Parent or the Company pursuant to Section 8.1(b)(iii), or (3) by Parent or the Company pursuant to Section 8.1(b)(i), and in any such case a Company Acquisition Proposal (including a previously communicated Company Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management or the Company Board and not subsequently withdrawn (which withdrawal shall have been publicly announced if the Company Acquisition Proposal was publicly announced) (or any Person shall have publicly announced or communicated (and not so withdrawn) a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to the Company Stockholders Meeting, in the case of clause (2), or the date of termination, in the case of clauses (1) or (3), and (B) if within 12 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Company Acquisition Transaction, then the Company will pay to Parent the Termination Fee by the second Business Day following the date the Company enters into such definitive agreement or consummates such transaction (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions); provided, however, that, solely for purposes of this Section 8.3(b)(iii), references in the definition of “Company Acquisition Transaction” to 10% will be deemed to mean 50%; or

(iv)                              if (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1.(b)(iii) and (B) a Company Change of Recommendation has occurred after the date of this Agreement but prior to the Company Stockholders Meeting, then the Company will pay the entire Termination Fee by the second Business Day following such termination (provided that Parent shall have provided wiring instructions for such payment, or, if not, then such payment will be paid promptly following delivery of such instructions).

(c)                                  If this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.1(b)(i) and no Company Acquisition Proposal shall have been publicly announced or otherwise communicated to a member of senior management or the Company Board and not subsequently and permanently withdrawn (which withdrawal shall have been publicly announced if the Company Acquisition Proposal was publicly announced) (and no Person shall have publicly announced or communicated (and not so withdrawn) a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to the date of termination, or (2) by Parent or the Company pursuant to Section 8.1(b)(ii), or (3) by the Company pursuant to Section 8.1(d)(i), and at the time of such termination the conditions contained in Section 7.1(a), Section 7.1(d) or Section 7.1(e) shall not have been satisfied (or, in the case of Section 7.1(d) or (e), satisfied subject only to consummation of the Closing hereunder), then Parent will pay to the Company the entire Termination Fee upon such termination (provided that the Company shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions).

(d)                                 All amounts paid pursuant to this Section 8.3 will be by wire transfer of immediately available funds to an account directed by the party hereto entitled to payment as long as such account has been identified by such party.  Each party hereto agrees that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the party failing to pay for such amounts, then the party failing to pay such amounts will pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the party seeking collection (including reasonable legal fees and expenses) in connection with such suit.  The amounts payable pursuant to this Section 8.3 will be payable only one time, constitute liquidated damages and not a penalty and, except in the case of fraud, be the sole monetary remedy in a circumstance where the Termination Fee is payable and is paid in full.

IX.                              GENERAL PROVISIONS

9.1                               Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement will terminate and be of no further force and effect as of the Closing, and only the covenants that by their terms contemplate performance after the Closing will survive the Closing.

9.2                               Notices.  Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile or email transmission, by reliable overnight delivery service (with proof of service) or hand delivery (provided that any notice received on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day unless the notice is required by this Agreement to be delivered within a number of hours or calendar days), addressed as follows (or at such other address, email address or facsimile number for a party as will be specified by like notice):

(a)                                 if to Parent or Merger Sub, to:

Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
Attention:	Craig Eaton, Senior Vice President, General
Counsel and Secretary
Email:	CEaton@twinriver.com

with a copy (which will not constitute notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention :	Jeffrey Symons
Demetra Karamanos
Facsimile:	(212) 755-7306
Email:	jsymons@jonesday.com
dkaramanos@jonesday.com

(b)                                 if to the Company, to:

Dover Downs Gaming & Entertainment, Inc.
3411 Silverside Road
Tatnall Bldg., Suite 201
Wilmington, DE 19810
Attention:	Klaus M. Belohoubek, Senior Vice President —
General Counsel
Facsimile:	(302) 475-3555
Email:	KBelohoubek@doverdowns.com

with a copy (which will not constitute notice) to:

Drinker Biddle & Reath LLP
1177 Avenue of the Americas, 41st Floor
New York, NY 10036-2714
Attention:	Joseph L. Seiler III
Marc A. Leaf
Email:	joseph.seiler@dbr.com
marc.leaf@dbr.com

9.3                               Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein will be deemed to include the various other genders, (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement, (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears, (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision, (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”, (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP, as applicable, and (vii) any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) will be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto.

9.4                               Headings; Table of Contents.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.5                               Mutual Drafting.  The parties hereto agree that they have jointly drafted and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.6                               Disclosure Schedules.  All capitalized terms not defined in the Disclosure Schedules will have the meanings assigned to them in this Agreement.  Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in such party’s Disclosure Schedule.  The disclosure of any matter in any section of a party’s Disclosure Schedule will be deemed to be a disclosure by such party for all purposes of this Agreement and all other sections of such party’s Disclosure Schedule to which such disclosure reasonably would be inferred.  The listing of any matter on a party’s Disclosure Schedule will expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in a party’s Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event will the listing of any matter in a party’s Disclosure Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement

9.7                               Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which will be deemed an original.

9.8                               Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Non-Disclosure Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule:  (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except (i) as provided in Section 6.9 (which provisions may be enforced directly by the current and former directors, officers and employees of the Company and its Subsidiaries), (ii) the right of the Company, on behalf of its stockholders, to pursue damages on their behalf in the event of Parent’s breach of this Agreement, and (iii) from and after the Effective Time, the right of the holders of Company Shares and Restricted Stock to receive the Merger Consideration or other consideration to be paid hereunder as set forth in Article II, nothing in this Agreement will confer upon any other Person any rights or remedies hereunder.

9.9                               Amendment.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval and the Company Special Required Approval, if any such amendment or waiver will by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company.  Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

9.10                        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible

9.11                        Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (on behalf of itself or third party beneficiaries of this Agreement, including the Company’s stockholders) will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to an injunction, specific performance of the terms hereof or other equitable relief, in addition to any other remedy at law or equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 9.11 on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction related to this Agreement as provided in Section 9.14 without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12                        Assignment.  No party hereto may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.13                        Applicable Law.  This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflict of laws principle that would cause the application of the Laws of any other jurisdiction.

9.14                        CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF DELAWARE, NEW CASTLE COUNTY, OR, IF THAT COURT DOES NOT HAVE JURISDICTION, A FEDERAL COURT SITTING IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THE TRANSACTIONS MAY BE LITIGATED ONLY IN SUCH COURTS.  EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THE TRANSACTIONS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING.  NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.15                        WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

TWIN RIVER WORLDWIDE HOLDINGS, INC.

By:	/s/ John E. Taylor, Jr.
Name: John E. Taylor, Jr.
Title: Chairman

DOUBLE ACQUISITION CORP.

By:	/s/ George Papanier
Name: George Papanier
Title: President and Chief Executive Officer

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

By:	/s/ Denis McGlynn
Name: Denis McGlynn
Title: President & Chief Executive Officer

[Signature Page to Transaction Agreement]

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Transaction Agreement, dated as of July 22, 2018, by and among Dover Downs Gaming & Entertainment, Inc., Twin River Worldwide Holdings, Inc. and Double Acquisition Corp. have not been provided herein:

Exhibits

Exhibit A — Company Certificate of Incorporation
Exhibit B — Company By-laws

Exhibit C — Designated Stockholders

Schedules

Schedule 3.4(a)	Capital Structure
Schedule 3.4(b)	Restricted Stock
Schedule 3.5	No Conflicts; Consents
Schedule 3.6	SEC Documents; Undisclosed Liabilities
Schedule 3.8	Material Contracts
Schedule 3.9(b)	Intellectual Property
Schedule 3.12	Taxes
Schedule 3.13	Benefit Plans
Schedule 3.14	ERISA Compliance; Excess Parachute Payments; Other Benefits Matters
Schedule 4.2	Parent Subsidiaries
Schedule 4.4	Capitalization
Schedule 4.5	No Conflicts; Consents
Schedule 4.6	Financial Statements
Schedule 4.8	Material Contracts
Schedule 4.9	Intellectual Property
Schedule 4.12	Taxes
Schedule 4.13	ERISA Compliance; Excess Parachute Payments; Other Benefits Matters
Schedule 4.14	Labor and Employment Matters
Schedule 4.15	Litigation
Schedule 4.19	Related-Party Transactions
Schedule 5.1	Conduct of Business of the Company
Schedule 5.2	Conduct of Business by Parent
Schedule 6.9(b)	Company D&O Policy
Section 6.16(c)	Additional Agreements; Actions

The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.